Exhibit (a)(2)

Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “FEG DIRECTIONAL ACCESS TEI FUND LLC”, FILED IN THIS OFFICE ON THE TWENTIETH DAY OF NOVEMBER, A.D. 2015, AT 11:36 O`CLOCK A.M.

Jeffrey W. Bullock, Secretary of State

5884799 8100	Authentication: 10467587
SR# 20151011950	Date: 11-20-15

You may verify this certificate online at corp.delaware.gov/authver.shtml

STATE of  DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE of  FORMATION

First: The name of the limited liability company is FEG Directional Access TEI Fund LLC

Second: The address of its registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington. Zip code 19801. The name of its Registered agent at such address is The Corporation Trust Company

Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is __________________________.”)

Fourth: (Insert any other matters the members determine to Include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 20th day of November, 2015.

By:
Authorized Person (s)

Name:	Suzanne Espinosa

State of Delaware Secretary of State Division of Corporations Delivered 11:36 AM 11/20/2015 FILED 11:36 AM 11/20/2015 SR 20151011950 - File Number 5884799